Exhibit 10.36
AMENDMENT TO EMPLOYMENT AGREEMENT
     This AGREEMENT is entered into as of December 19, 2005 (the “Effective Date”), by and between MASTEC, INC. (the “Company”) and AUSTIN J. SHANFELTER (the “Executive”).
     WHEREAS, the Company and Executive entered into that certain Employment Agreement — Extension (the “Extended Agreement”);
     WHEREAS, the Company and Executive desire to amend the Extended Agreement in order to comply with the recently promulgated deferred compensation rules and to make certain revisions to the benefits provided to the Executive under Section 9 of the Extended Agreement in the event of a Change in Control of the Company.
     NOW THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Section 9 of the Extended Agreement is hereby amended to read as follows:
     “9. Change of Control; Certain Consequences: If, prior to the End-of-Term Date, there occurs a Change in Control (as defined in Annex A), (i) Executive will receive as compensation an amount equal to three times his Base Salary, and (ii) the Company shall prepay to the Executive his Consulting Fees under Section 5 hereof, which amounts shall be paid as of the effective date of the Change of Control. Notwithstanding Section 11, if the aggregate of all “parachute payments” (as such term is used under IRS Code Section 280G) payable to the Executive (whether pursuant to this Agreement or otherwise) exceeds 300% of the “base amount” (as such term is used under IRS Code Section 280G) by 10% or less of 300% of the “base amount”, then the parachute payment shall be reduced to 2.99 times such base amount. Any amounts payable to the Executive pursuant to this Section 9 shall be applied against and reduce, but not below zero, any amounts otherwise payable on account of termination of the Executive’s employment pursuant to Section 7, 8 or 10 hereof, and any Consulting Fees payable to the Executive pursuant to Section 5 hereof.”
     2. A new Section 20 is hereby added to the Extended Agreement to read as follows:
     “20. Compliance with Section 409A: To the extent the Executive would otherwise be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning on termination of employment, that would be subject to the additional tax imposed under Section 409A of the Code (“Section 409A”), (i) the payment will not be made and (ii) the payment, with interest at the rate being paid by the Company on its senior credit facility (the “Senior Credit Interest Rate”) determined as of the date of termination of the Executive’s employment, will be paid to the Executive on the earlier of the six-month anniversary of the Executive’s date of termination of employment or the Executive’s death or disability (within the meaning of Section 409A). Similarly, to the extent the Executive otherwise would be entitled to any benefit (other than a payment) during the six months beginning on termination of employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate the Executive for the delay) on the earlier of the six-month anniversary of the date of termination, death or disability (within the meaning of Section 409A). It is the Company’s intention that the benefits and rights to which the Executive could become entitled in connection with termination of employment comply with Section 409A. If the Executive or the Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies.”
     3. In all other respects, the Extended Agreement shall remain unchanged by this Amendment.
     EXECUTED as of the date first above written.

MASTEC, INC.

By:

Name:

Title:

EXECUTIVE

By:	Austin J. Shanfelter